EXHIBIT 4.2



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated February 13, 2007 on the statement of condition and related securities portfolio of Van Kampen Unit Trusts, Series 643 (Energy Portfolio, Series 21, Diversified Healthcare Portfolio, Series 38, Financial Institutions Portfolio, Series 33, and Cohen & Steers REIT Income Portfolio 2007-1) as of February 13, 2007 contained in the Registration Statement on Form S-6 and Prospectus. We consent to the use of our report in the Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm."


                                                              Grant Thornton LLP

New York, New York
February 13, 2007